The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

NATIONSTAR 2006-B
SILENT 2NDS

		Minimum	Maximum
Scheduled Principal Balance	$17,721,655	$10,557	$527,992
Average Scheduled Principal Balance	$141,773
Number of Mortgage Loans	125

Arrearage	$408,842	$0	$43,661

Weighted Average Gross Coupon	8.91%	6.40%	12.99%
Weighted Average FICO Score	591	451	769
Weighted Average Combined Original LTV	83.49%	39.76%	92.60%

Weighted Average Original Term	353 months	120 months	360 months
Weighted Average Stated Remaining Term	324 months	53 months	360 months
Weighted Average Seasoning	29 months	0 months	97 months

Weighted Average Gross Margin	6.214%	3.200%	8.890%
Weighted Average Minimum Interest Rate	8.198%	6.600%	11.850%
Weighted Average Maximum Interest Rate	15.198%	13.600%	18.850%
Weighted Average Initial Rate Cap	2.884%	1.000%	3.000%
Weighted Average Subsequent Rate Cap	1.427%	1.000%	1.500%
Weighted Average Months to Roll	21 months	1 months	35 months

Maturity Date		Jan 1 2011	Aug 1 2036
Maximum Zip Code Concentration	2.98%	92508

ARM	58.86%	Cash Out Refinance	11.95%
Fixed Rate	41.14%	Purchase	62.63%
		Rate/Term Refinance	25.42%
2/28 6 MO LIBOR	22.78%
2/28 6 MO LIBOR 40/30 Balloon	32.28%	Condominium	1.13%
2/28 6 MO LIBOR IO	2.03%	PUD	36.20%
3/27 6 MO LIBOR	1.41%	Single Family	61.80%
6 MO LIBOR	0.36%	Townhouse	0.88%
Fixed Rate	35.53%
Fixed Rate 30/15 Balloon	2.80%	Primary	100.00%
Fixed Rate 40/30 Balloon	2.81%
		Top 5 States:
Interest Only	2.03%	Texas	18.82%
Not Interest Only	97.97%	California	15.73%
		Florida	10.15%
Prepay Penalty: 0 months	33.31%	Virginia	6.80%
Prepay Penalty: 12 months	3.66%	Colorado	5.63%
Prepay Penalty: 24 months	23.52%
Prepay Penalty: 36 months	22.40%	Bankruptcy	7.48%
Prepay Penalty: 60 months	17.11%	Not Bankruptcy	92.52%

First Lien	100.00%	Not Section 32	99.30%
		Section 32	0.70%
Full Documentation	93.32%
No Income Verification	6.68%

WAVG CLTV including silent 2nds is 79.38%
silent 2nd % is 1.77%

NATIONSTAR 2006-B

SILENT 2NDS
Current Principal Balance	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 - 50,000.00	15	564,158.02	3.18%	9.926	253	81.65	576
50,000.01 - 100,000.00	43	3,229,892.13	18.23%	10.150	280	84.54	586
100,000.01 - 150,000.00	28	3,458,611.76	19.52%	9.921	303	84.95	593
150,000.01 - 200,000.00	15	2,634,426.35	14.87%	8.881	336	84.20	580
200,000.01 - 250,000.00	8	1,842,802.45	10.40%	8.529	342	81.40	584
250,000.01 - 300,000.00	5	1,346,484.11	7.60%	8.601	358	83.14	581
300,000.01 - 350,000.00	1	335,884.03	1.90%	7.350	359	80.00	612
350,000.01 - 400,000.00	5	1,846,745.51	10.42%	7.746	347	86.16	579
400,000.01 - 450,000.00	1	419,821.09	2.37%	6.600	358	80.00	610
450,000.01 - 500,000.00	1	487,155.66	2.75%	6.740	357	80.00	584
500,000.01 - 550,000.00	3	1,555,674.33	8.78%	7.526	359	80.00	646
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Current Gross Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
6.000 - 6.499	1	80,974.25	0.46%	6.400	357	80.00	735
6.500 - 6.999	7	1,753,555.65	9.89%	6.746	350	80.04	629
7.000 - 7.499	11	2,800,175.88	15.80%	7.230	349	79.58	609
7.500 - 7.999	7	1,794,019.28	10.12%	7.767	351	80.80	643
8.000 - 8.499	10	1,633,180.29	9.22%	8.242	351	83.00	582
8.500 - 8.999	19	2,858,525.23	16.13%	8.734	345	84.27	580
9.000 - 9.499	12	1,237,516.90	6.98%	9.230	303	86.30	578
9.500 - 9.999	11	980,496.93	5.53%	9.810	242	85.73	575
10.000 -10.499	6	657,086.28	3.71%	10.198	320	85.02	535
10.500 -10.999	14	1,358,113.53	7.66%	10.803	302	87.88	563
11.000 -11.499	5	649,646.93	3.67%	11.297	257	88.30	565
11.500 -11.999	12	1,038,139.46	5.86%	11.770	270	87.58	560
12.000 -12.499	5	442,898.56	2.50%	12.229	269	85.59	554
12.500 -12.999	5	437,326.27	2.47%	12.765	290	83.05	591
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

FICO	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
400-499	5	324,494.52	1.83%	11.276	285	89.17	479
500-524	17	1,414,713.08	7.98%	10.347	265	87.23	513
525-549	12	1,823,626.76	10.29%	10.411	307	84.79	535
550-574	30	4,314,875.03	24.35%	9.290	329	88.42	568
575-599	17	3,159,304.35	17.83%	8.241	338	82.00	587
600-624	20	3,515,177.24	19.84%	7.996	338	80.51	615
625-649	7	546,483.03	3.08%	9.957	274	80.56	637
650-674	7	1,821,833.71	10.28%	7.632	345	77.25	663
675-699	1	44,549.81	0.25%	8.950	301	80.00	691
700+	9	756,597.91	4.27%	8.816	319	80.34	741
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Combined Original LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01- 49.99	1	10,556.68	0.06%	12.990	61	39.76	523
50.00- 54.99	1	184,929.52	1.04%	7.000	359	52.86	668
65.00- 69.99	1	229,016.06	1.29%	8.100	358	69.60	619
75.00- 79.99	1	140,400.00	0.79%	8.850	360	78.00	621
80.00	66	9,885,441.64	55.78%	8.274	330	80.00	612
80.01- 84.99	2	161,330.82	0.91%	8.708	263	82.07	581
85.00- 89.99	6	667,007.88	3.76%	10.159	340	86.99	547
90.00- 94.99	47	6,442,972.84	36.36%	9.844	311	90.10	560
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
120	2	40,510.85	0.23%	10.772	55	69.51	512
180	7	531,564.80	3.00%	10.284	111	84.23	559
240	3	220,493.12	1.24%	10.663	165	84.24	591
360	113	16,929,086.67	95.53%	8.841	333	83.50	592
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Stated Remaining Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1- 60	1	29,954.17	0.17%	9.990	53	80.00	508
61-120	8	542,121.48	3.06%	10.336	110	83.37	558
121-180	2	160,207.90	0.90%	11.101	159	85.84	583
181-240	1	60,285.22	0.34%	9.500	181	80.00	612
241-300	47	4,432,476.36	25.01%	10.815	285	86.62	560
301-360	66	12,496,610.31	70.52%	8.141	350	82.39	604
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Debt Ratio	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 -20.00	1	66,665.82	0.38%	9.700	146	80.00	636
20.01 -25.00	2	540,755.43	3.05%	7.926	355	80.48	670
25.01 -30.00	10	1,235,659.40	6.97%	9.038	314	80.24	629
30.01 -35.00	12	1,114,144.34	6.29%	9.673	308	83.57	580
35.01 -40.00	14	1,288,676.31	7.27%	10.130	279	86.20	556
40.01 -45.00	34	3,853,049.53	21.74%	9.546	324	83.24	583
45.01 -50.00	33	4,880,100.38	27.54%	8.793	326	83.00	592
50.01 -55.00	19	4,742,604.23	26.76%	8.077	338	84.70	589
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

FRM/ARM	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
ARM	53	10,431,438.77	58.86%	8.444	351	82.93	598
Fixed Rate	72	7,290,216.67	41.14%	9.580	284	84.30	581
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Product	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
2/28 6 MO LIBOR	30	4,037,070.41	22.78%	9.244	341	82.83	589
2/28 6 MO LIBOR 40/30 Balloon	19	5,720,002.31	32.28%	7.891	359	82.17	609
2/28 6 MO LIBOR IO	1	359,588.00	2.03%	8.240	359	90.00	571
3/27 6 MO LIBOR	2	250,530.01	1.41%	7.984	359	90.00	573
6 MO LIBOR	1	64,248.04	0.36%	10.375	265	90.00	511
Fixed Rate	63	6,295,657.92	35.53%	9.652	292	85.26	580
Fixed Rate 30/15 Balloon	6	496,732.13	2.80%	10.426	110	84.53	562
Fixed Rate 40/30 Balloon	3	497,826.62	2.81%	7.825	358	71.93	612
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Interest Only	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Interest Only	1	359,588.00	2.03%	8.240	359	90.00	571
Not Interest Only	124	17,362,067.44	97.97%	8.925	323	83.36	591
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Prepay Penalty: 0 months	47	5,903,830.23	33.31%	8.936	322	81.84	593
Prepay Penalty: 12 months	5	648,240.83	3.66%	10.593	292	89.94	571
Prepay Penalty: 24 months	19	4,167,540.45	23.52%	8.267	357	84.06	608
Prepay Penalty: 36 months	20	3,969,966.02	22.40%	8.393	339	83.20	577
Prepay Penalty: 60 months	34	3,032,077.91	17.11%	10.070	266	84.94	585
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Lien	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
First Lien	125	17,721,655.44	100.00%	8.912	324	83.49	591
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Documentation Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Full Documentation	122	16,538,217.11	93.32%	8.983	321	83.76	586
No Income Verification	3	1,183,438.33	6.68%	7.911	359	79.76	657
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Loan Purpose	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Cash Out Refinance	23	2,117,369.37	11.95%	9.973	267	83.62	581
Purchase	69	11,099,177.82	62.63%	8.850	332	84.82	587
Rate/Term Refinance	33	4,505,108.25	25.42%	8.564	329	80.18	606
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Property Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Condominium	1	199,935.53	1.13%	7.590	358	80.00	614
PUD	36	6,414,482.80	36.20%	8.844	340	87.02	574
Single Family	87	10,951,690.67	61.80%	8.996	313	81.54	601
Townhouse	1	155,546.44	0.88%	7.460	358	80.00	588
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Occupancy Status	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Primary	125	17,721,655.44	100.00%	8.912	324	83.49	591
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

State	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Arizona	2	402,010.58	2.27%	8.677	359	84.71	579
California	7	2,787,950.95	15.73%	7.375	358	80.00	622
Colorado	5	997,437.63	5.63%	7.178	318	83.92	634
Connecticut	1	188,738.87	1.07%	11.600	264	90.00	537
Florida	11	1,797,961.15	10.15%	8.192	346	78.56	602
Georgia	6	522,923.33	2.95%	10.048	285	86.02	592
Illinois	3	340,872.30	1.92%	10.393	272	88.81	574
Indiana	2	190,145.65	1.07%	9.307	316	85.35	600
Iowa	1	110,629.77	0.62%	11.450	290	80.00	559
Kansas	1	58,580.99	0.33%	9.990	114	80.00	517
Kentucky	1	82,350.39	0.46%	8.530	358	80.00	605
Louisiana	1	49,826.31	0.28%	8.400	301	80.00	515
Massachusetts	1	243,200.00	1.37%	8.600	359	80.00	580
Michigan	4	432,436.54	2.44%	10.017	309	81.83	613
Mississippi	2	145,700.92	0.82%	9.577	292	80.00	609
Missouri	4	326,647.55	1.84%	10.231	275	87.06	628
Nevada	2	488,579.86	2.76%	9.056	341	90.00	573
New Mexico	3	232,938.67	1.31%	10.754	200	87.29	562
New York	3	260,136.38	1.47%	10.292	282	88.07	590
North Carolina	10	673,308.46	3.80%	10.619	269	81.44	574
Ohio	5	854,122.64	4.82%	8.955	313	80.04	597
Oklahoma	2	36,265.78	0.20%	10.339	230	75.38	649
Pennsylvania	2	324,430.67	1.83%	10.149	348	86.14	519
South Carolina	4	360,096.28	2.03%	8.918	282	83.33	617
Tennessee	7	600,446.16	3.39%	10.082	306	88.38	586
Texas	28	3,335,351.30	18.82%	9.849	320	87.57	566
Virginia	3	1,205,396.94	6.80%	7.219	358	80.00	592
Washington	3	633,130.46	3.57%	9.237	335	85.68	551
Wisconsin	1	40,038.91	0.23%	9.000	300	80.00	614
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Gross Margin	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
3.000 - 3.499	1	60,840.60	0.58%	8.900	292	80.00	512
4.000 - 4.499	3	1,258,836.11	12.07%	6.718	358	80.00	603
4.500 - 4.999	1	335,884.03	3.22%	7.350	359	80.00	612
5.000 - 5.499	4	894,787.77	8.58%	7.022	358	80.07	628
5.500 - 5.999	7	1,379,677.66	13.23%	8.086	345	81.70	617
6.000 - 6.499	11	2,163,095.31	20.74%	8.284	350	80.49	604
6.500 - 6.999	10	1,675,397.62	16.06%	8.871	352	85.66	596
7.000 - 7.499	9	1,618,370.91	15.51%	9.759	348	86.84	580
7.500 - 7.999	6	901,960.76	8.65%	10.060	352	85.68	562
8.500 - 8.999	1	142,588.00	1.37%	10.720	360	90.00	574
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Minimum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
6.500 - 6.999	4	1,358,758.17	13.03%	6.734	358	80.05	605
7.000 - 7.499	8	2,026,565.12	19.43%	7.469	355	80.00	614
7.500 - 7.999	6	1,599,998.20	15.34%	8.354	352	80.90	631
8.000 - 8.499	7	1,308,417.77	12.54%	8.358	355	82.98	590
8.500 - 8.999	13	2,184,563.80	20.94%	8.775	356	85.03	582
9.000 - 9.499	5	640,862.21	6.14%	9.311	350	89.99	567
9.500 - 9.999	4	425,388.95	4.08%	11.689	315	80.00	625
10.000 -10.499	1	277,721.92	2.66%	10.090	358	85.49	526
10.500 -10.999	4	549,031.60	5.26%	10.695	322	90.00	575
11.500 -11.999	1	60,131.03	0.58%	11.850	287	92.60	490
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Maximum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
13.500 -13.999	4	1,358,758.17	13.03%	6.734	358	80.05	605
14.000 -14.499	8	2,026,565.12	19.43%	7.469	355	80.00	614
14.500 -14.999	6	1,599,998.20	15.34%	8.354	352	80.90	631
15.000 -15.499	7	1,308,417.77	12.54%	8.358	355	82.98	590
15.500 -15.999	13	2,184,563.80	20.94%	8.775	356	85.03	582
16.000 -16.499	5	640,862.21	6.14%	9.311	350	89.99	567
16.500 -16.999	4	425,388.95	4.08%	11.689	315	80.00	625
17.000 -17.499	1	277,721.92	2.66%	10.090	358	85.49	526
17.500 -17.999	4	549,031.60	5.26%	10.695	322	90.00	575
18.500 -18.999	1	60,131.03	0.58%	11.850	287	92.60	490
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Initial Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1.000	1	64,248.04	0.62%	10.375	265	90.00	511
2.000	12	1,086,105.42	10.41%	11.595	293	82.69	603
3.000	40	9,281,085.31	88.97%	8.062	358	82.91	598
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Subsequent Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1.000	15	1,519,769.52	14.57%	10.763	308	80.59	603
1.500	38	8,911,669.25	85.43%	8.049	358	83.33	597
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Next Rate Change Date	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
08/15/06	2	104,859.87	1.01%	10.520	279	86.13	550
09/01/06	1	72,793.56	0.70%	10.750	301	80.00	638
09/15/06	1	95,058.43	0.91%	10.750	266	90.00	588
12/01/06	1	60,840.60	0.58%	8.900	292	80.00	512
12/15/06	2	233,570.79	2.24%	12.283	305	80.00	637
01/01/07	3	270,093.02	2.59%	12.173	298	82.81	614
01/15/07	2	217,764.52	2.09%	11.416	280	85.56	600
02/01/07	1	95,372.67	0.91%	12.250	300	80.00	534
03/15/08	1	356,876.91	3.42%	7.410	356	80.00	540
05/01/08	6	1,166,523.76	11.18%	7.386	357	82.07	590
05/15/08	4	754,588.50	7.23%	7.491	358	80.08	622
06/01/08	9	2,690,535.34	25.79%	7.674	358	80.06	614
06/15/08	2	445,433.00	4.27%	7.943	359	80.00	608
07/01/08	10	2,257,170.79	21.64%	8.853	359	87.50	575
08/01/08	6	1,359,427.00	13.03%	8.638	360	83.63	616
06/01/09	1	106,631.65	1.02%	8.300	358	90.00	572
07/01/09	1	143,898.36	1.38%	7.750	359	90.00	573
Total	53	10,431,438.77	100.00%	8.444	351	82.93	598

Arrearage	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.00	71	12,414,261.12	70.05%	8.274	347	82.23	606
0.01 - 1,000.00	10	1,017,702.44	5.74%	8.613	296	86.26	580
1,000.01 - 2,000.00	11	842,724.47	4.76%	10.004	266	82.84	564
2,000.01 - 3,000.00	5	372,619.41	2.10%	11.510	251	83.89	611
3,000.01 - 4,000.00	5	379,267.60	2.14%	11.150	233	88.79	536
4,000.01 - 5,000.00	3	227,034.73	1.28%	11.338	244	87.42	559
5,000.01 - 6,000.00	1	80,692.53	0.46%	9.800	291	80.00	651
7,000.01 - 8,000.00	2	335,336.38	1.89%	10.354	280	85.63	532
9,000.01 - 10,000.00	4	396,043.06	2.23%	11.250	276	90.39	534
11,000.01 - 12,000.00	1	93,542.08	0.53%	12.100	168	90.00	546
14,000.01 - 15,000.00	1	70,260.47	0.40%	12.490	291	90.00	521
16,000.01 - 17,000.00	1	95,372.67	0.54%	12.250	300	80.00	534
18,000.01 - 19,000.00	2	213,598.08	1.21%	11.424	279	90.00	564
19,000.01 - 20,000.00	1	142,237.02	0.80%	9.450	112	80.00	569
20,000.01+	7	1,040,963.38	5.87%	10.799	282	88.85	528
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Bankruptcy	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Bankruptcy	14	1,326,371.71	7.48%	10.172	236	84.67	559
Not Bankruptcy	111	16,395,283.73	92.52%	8.810	331	83.40	594
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591

Section 32	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Not Section 32	124	17,596,840.40	99.30%	8.919	324	83.52	590
Section 32	1	124,815.04	0.70%	7.800	267	80.00	673
Total	125	17,721,655.44	100.00%	8.912	324	83.49	591